                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*



                                7th Level, Inc.
                   -----------------------------------------
                                (Name of Issuer)




                                  Common Stock
                   -----------------------------------------
                         (Title of Class of Securities)




                                  817916-10-9
                   -----------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 9 pages

CUSIP NO. 817916-10-9              SCHEDULE 13G        PAGE   2   OF   9   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Entec Associates, a California general partnership
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          Entec Associates, a California general partnership
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,916,658**
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,916,658**
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*


          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          14.1%**
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          PN
          ---------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                           **As of December 31, 1996.

CUSIP NO. 817916-10-9              SCHEDULE 13G        PAGE   3   OF   9   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Michael R. Milken
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,916,658**
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,916,658**
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*


          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          14.1%**
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                           **As of December 31, 1996.

CUSIP NO. 817916-10-9              SCHEDULE 13G        PAGE   4   OF   9   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Lori A. Milken
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,916,658**
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,916,658**
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*


          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          14.1%**
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                           **As of December 31, 1996.

ITEM 1.

        (a)     Name of Issuer:  7th Level, Inc.

        (b)     Address of Issuer's Principal Executive Offices:
                1110 East Collins Boulevard
                Suite 122
                Richardson, Texas 75081

ITEM 2.

        (a) Name of Person Filing: Entec Associates and the general partners of Entec Associates who are Michael R. Milken and Lori A. Milken.

        (b)     Address of Principal Business Office or, if None,
                Residence:  844 Moraga Drive
                            Los Angeles, California 90049

        (c) Citizenship: Entec Associates, a California general partnership. Michael R. Milken: United States citizen. Lori A. Milken: United States citizen

        (d) Title of Class of Securities: 7th Level, Inc. Common Stock, $.01 par value per share

        (e)     CUSIP Number:  817916-10-9

ITEM 3.         Not Applicable

ITEM 4.         Ownership

        (a)     Amount Beneficially Owned:  1,916,658*

        (b)     Percent of Class:  14.1%*

        (c)     Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:  0
                 (ii)   shared power to vote or to direct the vote:  0
                (iii) sole power to dispose or to direct the disposition of: 1,916,658*
                 (iv)   shared power to dispose or to direct the disposition
                        of:  0

                           * As of December 31, 1996.


                               PAGE 5 OF 9 PAGES

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not Applicable

ITEM 10.CERTIFICATION

        Not Applicable

                               PAGE 6 OF 9 PAGES

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 25, 1997

                                        ENTEC ASSOCIATES:


                                        /s/ Michael R. Milken
                                        --------------------------------
                                        By: Michael R. Milken,
                                            General Partner


                                        /s/ Michael R. Milken
                                        --------------------------------
                                        Michael R. Milken


                                        /s/ Lori A. Milken
                                        --------------------------------
                                        Lori A. Milken



                               PAGE 7 OF 9 PAGES

                                 EXHIBIT INDEX

Exhibit                           Document                           Page
-------                           --------                           ----

   1                              Joint Filing Agreement              9


                               PAGE 8 OF 9 PAGES
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                                   EXHIBIT 1

                             JOINT FILING AGREEMENT

        Pursuant to Rule 13d-1(f)(1)(iii), we the undersigned agree that this
Schedule 13G, to which this Joint Filing Agreement is attached as Exhibit 1, is filed on behalf of each of us.


Date: August 25, 1997

                                        ENTEC ASSOCIATES:


                                        /s/ Michael R. Milken
                                        --------------------------------
                                        By: Michael R. Milken,
                                            General Partner


                                        /s/ Michael R. Milken
                                        --------------------------------
                                        Michael R. Milken


                                        /s/ Lori A. Milken
                                        --------------------------------
                                        Lori A. Milken


                               PAGE 9 OF 9 PAGES